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                                                                    Exhibit 99.1

[Plug Power Logo Appears Here]


                                              NEWS RELEASE

   For Immediate Release      Contact: William H. Largent
   May 4, 2000                         Chief Financial Officer, Plug Power
                                       Telephone: (518) 782-7700, ext. 1214


               PLUG POWER INC. REPORTS FIRST QUARTER RESULTS AND
              --------------------------------------------------
                          PRODUCT DEVELOPMENT UPDATE
                          --------------------------

LATHAM, N.Y. -- Plug Power Inc. (NASDAQ: PLUG), today reported results for its first quarter ended March 31, 2000.

Revenues for the first quarter of 2000 were $2.9 million as compared to $1.7 million for the first quarter ended March 31, 1999. Net loss for the first quarter of 2000 was $17.2 million, or $0.40 loss per diluted share, as compared to $6.5 million, or $0.32 diluted loss per share, for the first quarter ended March 31, 1999.

The current quarter loss includes a one-time charge of $5.0 million for the write off of in-process research and development related to our acquisition of intellectual property and certain other assets acquired from Gastec during the quarter. The current quarter also includes a charge of $.6 million for amortization related to the portion of the Gastec purchase price capitalized and recorded on our balance sheet. The capitalized amount of $9.6 million will be amortized through a charge to operations over the next five quarters. Without the Gastec acquisition related charges our loss for the first quarter of 2000 would have been $11.7 million, or $0.27 diluted loss per share.

Weighted average shares outstanding at March 31, 2000 increased to 43.0 million shares from 20.1 million at March 31, 1999. This increase was primarily as a result of our October 1999 initial public offering of 6.8 million shares of common stock and the issuance of 9.2 million shares of common stock as a result of the exercise of outstanding warrants and other purchase rights at the time of the initial public offering.

Financial results for the quarter were generally as expected and Plug Power's financial position remains strong with $140.9 million in unrestricted cash at March 31, 2000.

"This was an extremely busy quarter for the Plug Power team," said Gary Mittleman, Plug Power president and CEO. "We completed the acquisition of intellectual property related to fuel processing from Gastec, signed an agreement with Vaillant to develop the next generation of fuel cell heating appliances, acquired a 28 percent interest in Advanced Energy Systems to enhance our power electronics technology and formed a strategic alliance with Axiva to develop the next generation membrane electrode assembly."

During the first quarter Plug Power produced 22 fuel cell systems for both laboratory and field testing. Plug Power now has a total of 17 systems installed in the field, being fueled by natural gas and providing power to houses and buildings. Every one of these systems is using a fuel
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processor of the Gastec design. These fuel cell systems are located on Long
Island, in Michigan and in the greater Albany, New York area. Five of them are powering homes while the other 12 are providing electricity to buildings. While these units are not the final commercial design, they enable Plug Power to gather meaningful data that is critical to advance the design of the initial commercial product.

"In addition to the 17 systems we have running in the field, our laboratory is also a major proving ground," said Dr. Manmohan Dhar, Plug Power Vice President and Chief Engineer of the Residential Program. "14 full systems are running in our lab and, specialized development testing equipment is analyzing an additional 62 components, stacks, membrane electrode assemblies, reformers and sub assemblies." The data collected from these efforts will enable us to set our sales and manufacturing forecasts for 2001. We expect to have this forecast in place by year-end. We will provide quarterly updates on field tests.

"We are continuing to ramp up our production activities in order to produce 500 pre-commercial fuel cell systems by the year-end 2000," Mittleman added. "These 500 pre-commercial test and evaluation systems are expected to be sold or used for: distribution through GE MicroGen and DTE Energy Company to various customers and distributors; internal operational testing; and installation at various locations in New York funded through grants to Plug Power from the State of New York."

The pre-commercial units which Plug Power is now developing do not conform to the specifications originally agreed upon with GE in February 1999. As a result, GE is no longer contractually obligated to purchase the 485 units under its take or pay commitment. We do however expect that GE will be purchasing a large number of these modified designs during the remainder of this year and the first half of 2001. We are currently working out the terms of this arrangement and our relationship with GE remains intact. Plug Power has been advised that GE continues to support product development, sales and distribution directed at bringing the GE MicroGen/Plug Power commercial product to market.

Mittleman continued, "We have always set aggressive targets, and we intend to stay aggressive. This internal attitude is responsible for getting us where we are today. We are proud of the milestones achieved to date and believe that we remain on track to bring our first commercial product to market in 2001."

Plug Power's first commercial systems are anticipated to provide power to homes or buildings that are currently connected to the electric utility grid. The consumer will be able to draw electricity from both the grid and the fuel cell system to meet their power requirements. "The incremental fuel costs of running the fuel cell system are considerably less than the price most users pay the utility for their electricity and the fuel cell will provide most of the customers' power needs," added Mittleman.

"An additional benefit, is the role our fuel cell system serves as a back-up generator," Mittleman continued. "Should the electric grid fail, our fuel cell will be able to continue lighting the house and powering most appliances depending on the specific customer demand."

The benefits are not limited to the end customer. Many electric utilities will also find this product attractive in managing their asset deployment around load pockets. In fact, this design
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originated from a request from a large utility customer. Nearly all electric utility companies have areas within their territory that have experienced significant growth which the original grid network was not designed to handle. Deploying fuel cells in those load pocket areas would reduce other capital spending (i.e. transmission or distribution lines, substations, etc) which the utility would otherwise have to make.

Following the initial roll out, future models will be designed to provide power to homes that have no connection to the grid. Plug Power anticipates that these systems will be available sometime in late 2001 or first half of 2002. "We have run these systems in our labs, but have decided to release them a little later because of their more demanding performance requirements," said Dhar.

Plug Power has scheduled a conference call on May 4 at 10:00 AM (EST) to review its first quarter 2000 financial results. Interested parties are invited to participate. To listen to the conference call, please call 913-981-4900. A playback on our investor relations page will be available on the Plug Power website after 5:00 PM on May 4. Please send any questions related to the financial results to investorrelations@plugpower.com or call Steven Zenker, Director of Investor Relations at 518-782-7700 extension 1248.

Plug Power will hold its first public annual meeting of the stockholders on Wednesday, May 24, 2000 at 10:00 AM (EST) at the Albany Marriott.

See the attached financial highlights for the first quarter 2000. For more information on Plug Power visit our web site at http://www.plugpower.com.

Plug Power is a leading U.S. designer and developer of on-site, electricity generation systems utilizing proton exchange membrane fuel cells for residential applications. Since being founded in 1997, the Latham, N.Y.- based company has grown from 22 to over 450 employees. Plug Power's strategic partners and investors include DTE Energy Company, Michigan's largest electric utility; Mechanical Technology Incorporated, an early developer of fuel cell technologies; General Electric Company, one of the world's leading suppliers of power generation technology and energy services; and Sempra Energy subsidiary, Southern California Gas Company, the largest U.S. natural gas distribution company.

                                      ###

This press release may include statements which are not historical facts and are considered "forward- looking" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Plug Power's current views about future events and financial performance. These forward-looking statements are identified by their use of terms and phrases such as "believe," "expect," "plan," "anticipate," and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Plug Power's expectations, and Plug Power expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to, the following: (i) the cost of development and market acceptance of Plug Power's fuel cell systems, (ii) competitive factors, such as price competition and new product introductions, (iii) meeting the timetable for producing the planned 500 pre-commercial systems in 2000 or in
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the first half of 2001, (iv) meeting the internal product development milestones necessary to introduce our first commercially viable product scheduled in 2001,
(v) meeting the internal product development milestone necessary to introduce our first commercially viable grid independent product by the first half of
2002, (vi) the cost and availability of products, (vii) the cost of complying with current governmental regulations, and (viii) other factors detailed from time to time in Plug Power's filings with the Securities and Exchange
Commission.
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PLUG POWER INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
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
                                                   (Unaudited)
                                                     March 31,     December 31,
ASSETS                                                 2000            1999
-------------------------------------------------  ------------    ------------
Current assets:
  Cash and cash equivalents                       $140,885,950    $171,496,286
  Restricted cash                                      275,000         275,000
  Accounts receivable                                5,303,831       5,212,943
  Inventory                                          1,327,272         304,711
  Other current assets                                 202,474         124,380
                                                  ------------    ------------
    Total current assets                           147,994,527     177,413,320

Restricted cash                                      5,600,274       5,600,274
Property, plant and equipment, net                  26,122,079      23,333,791
Intangible assets                                    9,023,000               -
Investment in affiliates                            11,598,000       9,778,250
                                                  ------------    ------------
  TOTAL ASSETS                                    $200,337,880    $216,125,635
                                                  ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
-------------------------------------------------
Current liabilities:
  Accounts payable                                $  4,340,357     $ 4,644,496
  Accrued expenses and other currrent liabilities    3,626,664       3,557,301
                                                  ------------    ------------
    Total current liabilities                        7,967,021       8,201,797

Long-term debt and other liabilities                 6,439,221       6,517,304
                                                  ------------    ------------
  Total liabilities                                 14,406,242      14,719,101

Stockholders' equity                               185,931,638     201,406,534
                                                  ------------    ------------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $200,337,880    $216,125,635
                                                  ============    ============

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PLUG POWER INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                                  Three Months Ended March 31,
                                                  ----------------------------
                                                      2000            1999
                                                  ------------    ------------
CONTRACT REVENUE                                  $  2,932,793    $  1,737,757
Cost of contract revenue                             3,898,747       2,183,404
                                                  ------------    ------------
  Loss on contracts                                   (965,954)       (445,647)

In-process research and development                  4,984,000               -
Research and development expense                    11,444,172       2,980,774
General and administrative expense                   1,556,430       2,929,100
Interest expense                                        95,470               -
                                                  ------------    ------------
  Operating loss                                   (19,046,026)     (6,355,521)

Other income                                         2,308,166          43,750
                                                  ------------    ------------
Loss before equity in losses of affiliate          (16,737,860)     (6,311,771)

Equity in losses of affiliate                         (508,000)       (187,500)
                                                  ------------    ------------
NET LOSS                                          $(17,245,860)   $ (6,499,271)
                                                  ============    ============

LOSS PER SHARE - BASIC AND DILUTED                $      (0.40)   $      (0.32)
                                                  ============    ============

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING       42,956,186      20,092,222
                                                  ============    ============

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